                                                             Exhibit (a)(1)(A)

                                   TUCOWS INC.

           OFFER TO EXCHANGE OUTSTANDING OPTIONS HAVING A POST-MERGER EXERCISE PRICE OF $2.21 OR MORE PER SHARE FOR NEW OPTIONS

                                NOVEMBER 28, 2001

================================================================================

                    THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT
                 5:00 P.M., EASTERN TIME, ON DECEMBER 28, 2001,
                          UNLESS THE OFFER IS EXTENDED

================================================================================

     On August 28, 2001, under the terms of an agreement and plan of merger among Infonautics, Inc., a Pennsylvania corporation, a wholly owned subsidiary of Infonautics and Tucows Inc., a Delaware corporation which we refer to as Tucows Delaware, the wholly owned subsidiary of Infonautics merged with and into Tucows Delaware with Tucows Delaware surviving. Tucows Delaware became a wholly owned subsidiary of Infonautics. On August 29, 2001, Infonautics changed its name to Tucows Inc.

     Before the merger, Tucows Delaware maintained the Tucows Inc. amended and restated 1999 stock option plan, and Infonautics maintained its amended and restated 1996 equity compensation plan. Under the merger agreement, the two plans were merged and options originally granted under the Tucows Delaware plan were converted into options granted under our 1996 equity compensation plan. Please note that all amounts mentioned in this offer to exchange are quoted in U.S. dollars and all exercise prices give effect to the conversion of the shares in the merger of Tucows Delaware and Infonautics.

     We are offering option holders who, as of the date of this offer to exchange, are employees of Tucows or any of its subsidiaries the opportunity to tender to us specific outstanding options to purchase shares of Tucows common stock in exchange for a new option. The offer is limited to outstanding options under our 1996 equity compensation plan that have an exercise price of $2.21 or more per share.

     We are making this offer to exchange eligible options upon the terms and subject to the conditions set forth in this offer to exchange and in the related election to exchange eligible options form. The number of shares of common stock subject to the new options to be granted to each option holder will be equal to the number of shares subject to the options tendered by each option holder and accepted for exchange by us.

     Subject to the terms and conditions of this offer, we will grant the new options on or promptly after the first trading day that is at least six months and one day after the date on which we accept and cancel eligible options tendered for exchange in the offer. If we accept and cancel eligible options elected for exchange on December 28, 2001, which is the current scheduled expiration date of the offer, the replacement grant date will be on or promptly after June 29, 2002 but no later than July 5, 2002. Unless we indicate otherwise, all dates in this offer assume an expiration date of December 28, 2001.

     You may only tender options for all of the shares of common stock subject to an individual option grant. This means that if you decide to tender any eligible options subject to a specific grant, you must tender all of the outstanding eligible options subject to that grant. If you attempt to tender eligible options for part of a specific grant, but not all outstanding eligible options for that grant, your tender of that grant will be rejected. If you properly tender other grants, however, those other grants may be accepted. If you choose to tender any eligible option grant for exchange, you must also tender all option grants received after June 28, 2001 even if those option grants have an exercise price below $2.21. If you attempt to tender some of your eligible options, but do not include all of the options granted to you after June 28, 2001, your entire tender will be rejected.

     This offer is voluntary, and you may choose to keep your eligible options at their current exercise prices. This offer is not conditioned upon a minimum number of eligible options being tendered. This offer is subject to further conditions described in section 6 beginning on page 18.

     If you tender eligible options and we accept them for exchange, the options will be canceled on the date we accept the options for exchange. The new options issued in exchange for the canceled options will be issued subject to the terms and conditions of the 1996 equity compensation plan and a new stock option agreement to be entered into between you and us. You will receive a copy of the new stock option agreement when the new options are granted. In the interim, copies of the form stock option agreement are available for your review upon request.

     The exercise price of the new options will be equal to the last reported sales price of our common stock on the OTC Bulletin Board maintained by Nasdaq or any other securities quotation system or exchange on which our common stock is then quoted or listed on the date of grant. The new options will expire on the tenth anniversary of the date of grant, unless terminated earlier according to the terms and provisions of the new stock option agreements, and will have a vesting schedule designed to approximate the vesting schedule of the tendered options. The terms of the new options are described in section 8 beginning on page 23.

     ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER, NEITHER WE NOR OUR BOARD MAKES ANY RECOMMENDATION ABOUT WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR ELIGIBLE OPTIONS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR OPTIONS. MEMBERS OF OUR BOARD OF DIRECTORS WHO ARE NOT EMPLOYEES ARE NOT ELIGIBLE TO PARTICIPATE IN THE OFFER.

     Shares of our common stock are reported on the OTC Bulletin Board maintained by Nasdaq under the symbol "TCOW". On November 27, 2001, the last reported sale price of our common stock was $0.47 per share. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO TENDER YOUR ELIGIBLE OPTIONS.

     You should direct questions about the offer, or requests for assistance or for additional copies of this offer to exchange or the election form, to our general counsel, Brenda Lazare, by telephone at (416) 538-5488 or by mail to Tucows Inc., 96 Mowat Avenue, Toronto, ON, M6K 3M1, Canada, Attention: Brenda Lazare, or by e-mail at blazare@tucows.com.

                                    IMPORTANT

     If you elect to tender some or all of your eligible options, you must complete and sign the election form accompanying this offer to exchange, and mail, fax or otherwise deliver it and any other required documents to us at Tucows Inc., 96 Mowat Avenue, Toronto, ON, M6K 3M1, Canada, Attention: General Counsel (facsimile: (416) 531-1257). Delivery by e-mail will not be accepted.

     WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF ABOUT WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR ELIGIBLE OPTIONS. YOU SHOULD CONSIDER ONLY THE INFORMATION CONTAINED IN THE OFFER OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION ABOUT THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THE OFFER. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

     THE OFFER HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO EXCHANGE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

SUMMARY TERM SHEET........................................................... 1

INTRODUCTION.................................................................11

THE OFFER....................................................................12

1.  NUMBER OF OPTIONS; EXPIRATION DATE.......................................12

2.  PURPOSE OF THE OFFER.....................................................13

3.  PROCEDURES FOR TENDERING OPTIONS.........................................15

4.  WITHDRAWAL RIGHTS........................................................16

5.  ACCEPTANCE OF OPTIONS FOR EXCHANGE AND ISSUANCE OF NEW OPTIONS...........16

6.  CONDITIONS OF THE OFFER..................................................18

7.  PRICE RANGE OF COMMON STOCK UNDERLYING THE OPTIONS.......................22

8.  SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS.................23

9.  INFORMATION CONCERNING TUCOWS............................................26

10. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS
    AND ARRANGEMENTS CONCERNING THE OPTIONS..................................27

11. STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER;
    ACCOUNTING CONSEQUENCES OF THE OFFER.....................................27

12. LEGAL MATTERS; REGULATORY APPROVALS......................................28

13. MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES;
    MATERIAL FEDERAL CANADIAN INCOME TAX CONSIDERATIONS......................29

14. EXTENSION OF OFFER; TERMINATION; AMENDMENT...............................33

15. FEES AND EXPENSES........................................................34

16. ADDITIONAL INFORMATION...................................................34

17. FORWARD LOOKING STATEMENTS; MISCELLANEOUS................................35

                               SUMMARY TERM SHEET

     The following are answers to some of the questions that you may have about the offer. We urge you to read carefully the remainder of this offer to exchange and the election form because the information in this summary and in the introduction before this summary is not complete and may not contain all of the information that is important to you.

A.   GENERAL QUESTIONS ABOUT THE EXCHANGE

     1. WHAT SECURITIES ARE WE OFFERING TO EXCHANGE?

     We are offering to exchange all outstanding stock options covered under our amended and restated 1996 equity compensation plan that have an exercise price of $2.21 or more per share, for new options to be granted under the same plan. This offer does not apply to shares of common stock purchased upon the exercise of options. Section 1 beginning on page 12 discusses this topic in more detail.

     2. WHY ARE WE MAKING THE OFFER?

     Some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. We are concerned that the purposes of the 1996 equity compensation plan are not being achieved and that these options are not creating a meaningful long-term performance incentive for employees.

     This offer to exchange is voluntary and will allow eligible holders to choose whether to keep their current stock options at their current exercise price, or to cancel those options in exchange for new options for the same number of shares. By making this offer to exchange outstanding options for new options that will have an exercise price equal to the market value of our common stock on the date of grant, we intend to provide our employees with the benefit of owning options that over time may have a greater potential to increase in value, creating better performance incentives for employees and maximizing shareholder value. Section 2 beginning on page 13 discusses this topic in more detail.

     3. WHY DON'T WE SIMPLY REPRICE THE CURRENT OPTIONS?

     In the past, some companies have chosen to reprice some or all of their employee stock option grants by lowering the exercise price of the options. Often this repricing was accompanied by an offsetting modification in the terms of the options, such as lengthening of the vesting period or a reduction in the number of shares subject to the option grant.

     In 1998, the Financial Accounting Standards Board required companies that reprice options to account for them in a manner that could reduce their reported earnings on an ongoing basis. Repricing our existing options would result in variable accounting for those options, which may require us to record additional compensation expense each quarter until the repriced options are exercised, canceled or expired. Simply repricing existing options could place our progress toward sustained profitability in serious jeopardy because we would be required to take a charge against earnings on any future appreciation of the repriced options. Section 11 beginning on page 27 discusses this topic in more detail.

     4. WHY CAN'T I JUST BE GRANTED ADDITIONAL OPTIONS?

     Because of the large number of options eligible for this offer to exchange, a total re-grant of new options without cancellation of the options they are meant to replace would significantly reduce the percentage interests of the holders of our outstanding shares if all options were exercised and would also reduce our earnings per share. We also have a limited pool of options available under the 1996 equity compensation plan, and we must conserve our currently available options for new employees and ongoing grants. Section 2 beginning on page 13 discusses this topic in more detail.

     5. HOW DOES THE EXCHANGE WORK?

     In order to accept our offer, you must make a voluntary election to exchange eligible options for new options to purchase the same number of shares. The new grant will be made on or promptly after the first trading day that is at least six months and one day after the date on which we accept and cancel eligible options tendered for exchange in the offer. If we accept and cancel eligible options tendered for exchange in the offer on December 28, 2001, the new grant will be made on or promptly after June 29, 2002 but no later than July 5, 2002. The exercise price for the new option grant will be the last reported sale price of our common stock on the OTC Bulletin Board maintained by Nasdaq or any other securities quotation system or exchange on which our common stock is then quoted or listed on the date we grant the new options. Section 1 beginning on page 12, section 3 beginning on page 15, section 5 beginning on page 16 and section 14 beginning on page 33 discuss this topic in more detail.

     6. WHAT ARE THE CONDITIONS TO THE OFFER?

     Although the offer is not conditioned upon a minimum number of eligible options being tendered, the offer is subject to a number of other conditions concerning events that could occur before the expiration of the offer. These events include a change in accounting principles, a lawsuit challenging the tender offer, a third-party tender offer for our common stock or other acquisition proposal or a change in your employment status with us. The conditions to the offer are more fully described in section 6 beginning on page 18.

B.   SPECIFIC QUESTIONS ABOUT ELIGIBILITY

     1. WHO IS ELIGIBLE TO PARTICIPATE IN THE OFFER?

     Any current employee of Tucows with an outstanding stock option covered under the 1996 equity compensation plan with an exercise price of $2.21 or more per share as of the date of the offer, November 28, 2001, is eligible. Members of our board of directors who are not employees are not eligible to participate in the offer.

     As of November 28, 2001, 1,164,581 eligible options were outstanding under the 1996 equity compensation plan with an exercise price of $2.21 or more per share held by 63 holders who are eligible to participate in the offer. Section 1 beginning on page 12 discusses this topic in more detail.

     2. IF I ELECT TO EXCHANGE MY ELIGIBLE OPTIONS, MUST I REMAIN AN EMPLOYEE OF TUCOWS TO RECEIVE THE NEW OPTIONS?

     Yes. To receive a grant of new options under the offer and under the terms of the 1996 equity compensation plan, you must remain an employee of Tucows or one of our subsidiaries from the date you elect to exchange options through the replacement grant date. If you are not an employee when the new options are granted, you will not be granted any new options or receive any other consideration in exchange for options that have been accepted for exchange and canceled. Section 1 beginning on page 12 discusses this topic in more detail.

     3. WHAT HAPPENS IF I LEAVE TUCOWS AFTER I ELECT TO EXCHANGE MY OPTIONS?

     If your employment with us terminates for any reason before the expiration of this offer, you may withdraw the options you have elected to exchange and exercise them to the extent they are vested. In that event, you will not receive new options.

     If your employment with us terminates for any reason after your options are accepted and canceled, you will only be entitled to receive a new option grant if you remain continuously employed by us through and including the replacement grant date.

     If you remain continuously employed through the replacement grant date but your employment terminates after the replacement grant date, you will receive new options. You will only be able to exercise the new options to the extent they are vested and exercisable at the time of your termination, and you will only have the limited time period following your termination specified in the new stock option agreement in which to exercise the vested portion.

     Once the options you have elected for exchange have been accepted and canceled, you will have no rights with respect to those options, and they will not be reissued and returned to you for any reason. Section 1 beginning on page 12 and section 4 beginning on page 16 discuss this topic in more detail.

C.   SPECIFIC QUESTIONS ABOUT ELECTING TO EXCHANGE OPTIONS

     1. MAY I ELECT TO EXCHANGE UNVESTED OPTIONS?

     Yes. You may elect to exchange your eligible options whether or not they are vested.

     2. MAY I TENDER OPTIONS THAT I HAVE ALREADY EXERCISED?

     No. This offer only applies to outstanding eligible options, and does not apply to shares purchased upon the exercise of options. If you have exercised an eligible option in its entirety, that option is no longer outstanding and is not subject to the offer. If you have exercised an eligible option in part, you may tender the remaining outstanding portion of the option. Section 1 beginning on page 12 discusses this topic in more detail.

     3. IF I HAVE RECEIVED MORE THAN ONE OPTION GRANT, MUST I ELECT TO EXCHANGE THE ELIGIBLE OPTIONS SUBJECT TO ALL OF MY GRANTS?

     No. If you have eligible options subject to more than one option grant, you are not required to elect to exchange all the eligible options subject to all of your option grants in order to participate in the offer. You may elect to exchange the eligible options subject to certain option grants and retain others. Section 1 beginning on page 12 discusses this topic in more detail.

     4. CAN I EXCHANGE THE UNEXERCISED PORTION OF AN OPTION THAT I HAVE ALREADY PARTIALLY EXERCISED?

     Yes. Any remaining outstanding, unexercised eligible option is eligible to be exchanged. To participate, you must elect to exchange all remaining eligible options in any grant. The re-grant will be one-for-one, but only in replacement of canceled options. Section 1 beginning on page 12 discusses this topic in more detail.

     5. MUST I SURRENDER OPTIONS GRANTED IN THE LAST SIX MONTHS IF I ELECT TO EXCHANGE ELIGIBLE OPTIONS?

     Yes. If you elect to tender any eligible option grant, you will be required to tender all unexercised option grants that you have received during the six months immediately before the date we accept options for exchange. In other words, if you attempt to tender some of your eligible options but do not include all of the options granted to you after June 28, 2001 even if the option grants have an exercise price below $2.21, your entire tender will be rejected. If we allowed employees to keep options granted within six months of the option cancellation, we would suffer significant adverse accounting consequences, which would prevent us from offering the program. Section 1 beginning on page 12 and section 11 beginning on page 27 discuss this topic in more detail.

     6. CAN I ELECT TO EXCHANGE ONLY A PORTION OF THE ELIGIBLE OPTIONS SUBJECT TO ANY ONE GRANT?

     We are not accepting partial tenders of an individual option grant. To tender any shares under an individual grant, you must tender all shares still subject to the grant. For example, if you hold an eligible option to purchase 3,000 shares of common stock and you have previously exercised the option for 1,000 of the underlying shares, then you must either tender all 2,000 remaining options or none of them. You cannot tender only part of the option and retain the remainder of the option. If you attempt to tender options for part of a specific grant, but not all outstanding options for that grant, your tender of the grant will be rejected. Section 1 beginning on page 12 discusses this topic in more detail.

     7. WHAT HAPPENS IF I DO NOT TENDER MY ELIGIBLE OPTIONS?

     The eligible options you currently hold may or may not be vested. If you do not accept the offer, then you may continue to exercise your options according to the terms of your existing option agreements. If your employment with us ends, you generally will be able to exercise your eligible options during the limited period specified in your option agreements, to the extent those options are vested on the day your employment ends. Your decision not to accept the offer will not affect your eligibility to receive future option or restricted stock grants, which will be made solely in the discretion of the compensation committee. Section 3 beginning on page 15, section 4 beginning on page 16 and section 5 beginning on page 16 discuss this topic in more detail.

     8. IF I PARTICIPATE IN THE OFFER, WHAT HAPPENS TO THE TENDERED OPTIONS?

     If you choose to participate in the offer and we accept your eligible options for exchange, we will cancel the options that you have tendered. You will have no further rights in those options once they have been canceled. The shares of common stock that were subject to the canceled options would then be available for future grants of options under the 1996 equity compensation plan. We will grant you an option under that plan at least six months and one day following the date your eligible option is canceled. Section 5 beginning on page 16 and section 11 beginning on page 27 discuss this topic in more detail.

     9. WILL I HAVE TO PAY TAXES IF I EXCHANGE MY OPTIONS IN THE OFFER?

     We recommend that you consult with your own tax advisor to determine the tax consequences of this offer. However, we believe that, if you exchange your eligible options for new options, you will not be required under current law to recognize income for U.S. or Canadian federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable transaction. At the date of grant of the new options, we also believe that you will not be required under current law to recognize income for U.S. or Canadian federal income tax purposes.

     Special considerations may apply to employees located outside of the United States or Canada. In some countries, the application of local taxation rules may have an impact upon the re-grant. If you are an employee based outside of the United States or Canada, we recommend that you consult with your own tax advisor to determine the tax consequences of the offer under the laws of the country in which you live and work. Section 13 beginning on page 29 discusses this topic in more detail.

D.   SPECIFIC QUESTIONS ABOUT THE NEW OPTIONS

     1. HOW MANY NEW OPTIONS WILL I RECEIVE IN EXCHANGE FOR THE ELIGIBLE OPTIONS I ELECT TO EXCHANGE?

     Provided you meet the eligibility requirements and subject to the terms of this offer, we will grant you new options to purchase the number of shares of our common stock which is equal to the number of shares of common stock subject to the eligible options you elect to exchange, subject to adjustments for stock splits, stock dividends and similar events. Eligible options exchanged for new options will be replaced with new options granted under our 1996 equity compensation plan, unless prevented by law or applicable regulations. Section 8 beginning on page 23 discusses this topic in more detail.

     2. WILL I RECEIVE A NEW STOCK OPTION AGREEMENT FOR THE NEW OPTIONS?

     Yes. All new options will be subject to a new stock option agreement. The material terms of the new options will be substantially the same as the terms of your current eligible options except for the exercise price, as explained below. You must execute the new stock option agreement to receive the new options.
Section 8 beginning on page 23 discusses this topic in more detail.

     3. WHAT WILL THE EXERCISE PRICE OF THE NEW OPTIONS BE?

     The exercise price of the new options will be equal to the last reported sale price of our common stock on the OTC Bulletin Board maintained by Nasdaq or any other securities quotation system or exchange on which our common stock is then quoted or listed on the date of grant. We cannot predict the exercise price of the new options. Because we will not grant new options until at least six months and one day after the date we cancel tendered eligible options accepted for exchange, the new options may have a higher exercise price than some or all of your current options. We recommend that you obtain current market quotations for our common stock before deciding whether to tender your eligible options.
Section 7 beginning on page 22 discusses this topic in more detail.

     4. WHEN WILL I RECEIVE MY NEW OPTIONS?

     We will grant the new options on or promptly after the first trading day that is at least six months and one day after the date on which we accept and cancel eligible options tendered for exchange in the offer. If we accept and cancel eligible options tendered for exchange in the offer on December 28, 2001, the new grant will be made on or promptly after June 29, 2002 but no later than July 5, 2002. Section 5 beginning on page 16 discusses this topic in more detail.

     5. WHY WON'T I RECEIVE MY NEW OPTIONS IMMEDIATELY AFTER THE EXPIRATION DATE OF THE OFFER?

     According to applicable accounting rules, if we were to grant the new options on any date that is earlier than six months and one day after the date we cancel the options accepted for exchange, we would be required for financial reporting purposes to record compensation expense against our earnings. By deferring the grant of the new options for at least six months and one day, we believe we will not have to record such a compensation expense. Section 11 beginning on page 27 discusses this topic in more detail.

     6. WHEN WILL THE NEW OPTIONS VEST?

     The new options will have a vesting schedule designed to approximate the vesting schedule of the tendered options.

     The number of shares for which the tendered options would have been exercisable as of the date of grant of the new options, if the tendered options had not been tendered, will be immediately exercisable. Shares will then become exercisable at the intervals and in the amounts shares would have become exercisable under the tendered options, if the tendered options had not been tendered. For example: If you currently have one year of vesting towards a stock option grant, and you surrender the grant, when you receive your new grant you will receive credit for that one year vesting plus the approximate six month period in which you had no grant. Put another way, assuming the canceled option grant had a four year vesting schedule, your new option will be granted with approximately 2 1/2 years of vesting left to complete until it is fully vested.
Section 8 beginning on page 23 discusses this topic in more detail.

     7. IF I TENDER ELIGIBLE OPTIONS IN THE OFFER, WILL I BE ELIGIBLE TO RECEIVE OTHER OPTION GRANTS BEFORE I RECEIVE MY NEW OPTIONS?

     We intend to continue to review the option grants of all employees as part of our normal compensation program, and we may decide to grant you additional options. If we accept and cancel any of the eligible options you tender, however, the grant date and the pricing of any additional options that we may decide to grant to you will be deferred until a date that is at least six months and one day from the expiration of this offer. If we granted new, additional options to you in that period, the accounting rules would treat them as granted in exchange for the surrendered grant, and we would suffer significant adverse accounting consequences. As a result, we do not plan to grant any additional options to existing employees until a date that is at least six months and one day from the expiration of this offer, including additional grants to employees who do not elect to participate in this offer. The compensation committee of our board of directors, however, reserves the right to decide to grant additional options to employees on a case-by-case basis during this period. Section 5 beginning on page 16 discusses this topic in more detail.

     8. IF THE OPTIONS I TENDER ARE INCENTIVE STOCK OPTIONS, WILL MY NEW OPTIONS BE INCENTIVE STOCK OPTIONS?

     Please note that all references in this offer to exchange to incentive stock options are relevant to U.S. option holders only; this concept is not applicable to Canadian tax-payers.

     If you are an eligible employee who is a resident of the United States and the options you tender were intended to be incentive stock options, your new options will be granted as incentive stock options to the extent they qualify under the Internal Revenue Code.
Under current law, for options to qualify as incentive stock options, the value of the shares subject to options that first become exercisable by the option holder in any calendar year cannot exceed $100,000. The value of the shares subject to the options is measured on the date the options are granted. The excess options are nonqualified stock options. Section 8 beginning on page 23 and section 13 beginning on page 29 discuss this topic in more detail.

     9. WHAT HAPPENS TO OPTIONS THAT I CHOOSE NOT TO TENDER OR THAT ARE NOT ACCEPTED FOR EXCHANGE?

     Options that you choose not to tender for exchange or that we do not accept for exchange will remain outstanding and retain their current exercise price and current vesting schedule. We do not believe that the offer will change any of the terms of an eligible incentive stock option which you do not tender. However, if you are an eligible employee who is a resident of the United States, the IRS may characterize our offer to you as a modification of those incentive stock options, even if you decline the offer. The effect of a successful assertion by the IRS that your incentive stock options were modified depends on whether the exercise price of your eligible incentive stock options is equal to, higher or lower than the price of our common stock on November 28, 2001.

     If your options were treated as having been modified by the IRS and the exercise price per share is equal to or higher than the price of our common stock on November 28, 2001:

     o the offer would extend the period you would have to hold the shares purchased under those options to qualify all of the gain on a subsequent sale of those shares as long-term capital gain;

     o that extended holding period for long-term capital gain would require that any taxable sale or other disposition of the shares not take place until the later of two years from the date your incentive stock options were considered to have been modified or one year from the date you exercise those options.

     o a portion of your incentive stock options might be treated as nonqualified stock options upon exercise and affect the amount of other stock options granted to you that may qualify as incentive stock options under the $100,000 calendar year limit discussed above.

     If your options were treated as having been modified by the IRS and the exercise price is lower than the price of our shares of common stock on November 28, 2001, your options would cease to qualify as an incentive stock options.
Section 13 beginning on page 29 discusses this topic in more detail.

E.   SPECIFIC QUESTIONS ABOUT THE PROCEDURES FOR ELECTING TO EXCHANGE

     1. WHEN DOES THE OFFER EXPIRE? CAN THE OFFER BE EXTENDED, AND IF SO, HOW WILL I BE NOTIFIED IF IT IS EXTENDED?

     The offer expires on December 28, 2001, at 5:00 p.m., Eastern Time, unless we extend it. Although we do not currently intend to do so, we may, in our discretion, extend the offer at any time. If the offer is extended, we will make a public announcement of the extension no later than 9:00 a.m., Eastern Time, on the next business day following the previously scheduled expiration of the offer period. If the offer is extended, then the grant date of the new options will also be extended.

     Upon the conditions in section 6 beginning on page 18, we may terminate or amend the offer at any time before the expiration date. If we terminate the offer, we will return the stock option agreement(s) related to options tendered promptly after termination or withdrawal of the offer. Section 1 beginning on page 12 and section 14 beginning on page 33 discuss this topic in more detail.

     2. WHAT DO I NEED TO DO TO TENDER MY OPTIONS?

     If you decide to tender your options, you must deliver, before 5:00 p.m., Eastern Time, on December 28, 2001, a properly completed and signed election form and any other documents required by the election form to Tucows Inc., 96 Mowat Avenue, Toronto, ON, M6K 3M1, Attention: Brenda Lazare (facsimile: (416) 531-1257). We will only accept a paper copy or a facsimile copy of your signed election form. Delivery by e-mail will not be accepted.

     If we extend the offer beyond December 28, 2001, you must deliver these documents before the extended expiration of the offer. Section 3 beginning on page 15 discusses this topic in more detail.

     3. DURING WHAT PERIOD OF TIME MAY I WITHDRAW PREVIOUSLY TENDERED OPTIONS?

     You may withdraw your tendered eligible options at any time before 5:00 p.m., Eastern Time, on December 28, 2001. If we extend the offer beyond that time, you may withdraw your tendered eligible options at any time until the extended expiration of the offer. To withdraw tendered eligible options, you must deliver to us by mail or facsimile a written notice of withdrawal with the required information while you still have the right to withdraw the tendered eligible options. ONCE YOU HAVE WITHDRAWN ELIGIBLE OPTIONS, YOU MAY NOT LATER RE-TENDER THOSE OPTIONS. Section 4 beginning on page 16 discusses this topic in more detail.

     4. HOW SHOULD I DECIDE WHETHER OR NOT TO PARTICIPATE?

     We understand that this will be a challenging decision for all employees. The offer carries considerable risk, and there are no guarantees of our future stock performance. The decision to participate must be each individual employee's personal decision, and it will depend largely on each employee's assessment of the employee's existing stock option package and assumptions about the future overall economic environment, our stock price and our business. Section 2 beginning on page 13 discusses this topic in more detail.

     5. WHAT DO WE AND OUR BOARD OF DIRECTORS THINK OF THE OFFER?

     Although our board of directors has approved this offer, neither we nor our board of directors makes any recommendation as to whether you should tender or refrain from tendering your options. You must make your own decision whether to tender options. Members of our board of directors who are not employees are not eligible to participate in the offer. Section 2 beginning on page 13 discusses this topic in more detail.

     6. WHAT HAPPENS IF TUCOWS IS ACQUIRED?

     While we currently have no plans to do so, it is possible that, before the grant of new options, we might complete or enter into an agreement for a merger, acquisition or other similar transaction. These types of transactions could have substantial effects on our stock price, including potentially substantial appreciation in the price of our common stock.

     Depending on the structure of a merger, acquisition or other similar transaction, tendering option holders might be deprived of any further price appreciation in our common stock. For example, if our common stock were acquired in a cash merger, the fair market value of our stock, and the price at which we grant the new options, would likely be a price at or near the cash price being paid for the common stock in the transaction. If our stock price had appreciated because of the proposed transaction, that transaction might yield limited or no financial benefit to a recipient of the new option. If we were acquired in a stock for stock transaction, tendering option holders might receive options to purchase shares of a different issuer.

     We are also reserving the right, if there is a merger, acquisition or similar transaction, to take any actions we deem necessary or appropriate to complete a transaction that our board of directors believes is in the best interest of Tucows and our shareholders. This could include terminating your right to receive replacement options under this offer. If we were to terminate your right to receive replacement options under this offer because of a merger, acquisition or similar transaction, employees who have tendered options for cancellation in this offer would not receive options to purchase securities of the acquiror or any other consideration for their tendered options. Section 5 beginning on page 16 discusses this topic in more detail.

     7. WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

     For additional information or assistance, you should contact Brenda Lazare by phone at (416) 538-5488 or at the following address:

        Tucows Inc.
        96 Mowat Avenue
        Toronto, ON M6K 3M1
        Canada

                                  INTRODUCTION

     We are offering option holders who, as of the date of this offer to exchange, are employees of Tucows or any of its subsidiaries the opportunity to tender to us certain outstanding options to purchase shares of Tucows common stock in exchange for a new option. The offer is limited to outstanding options under our 1996 equity compensation plan that have an exercise price of $2.21 or more per share.

     We are making this offer upon the terms and subject to the conditions set forth in this offer to exchange and in the related cover letter and election form. The number of shares of common stock subject to new options to be granted to each option holder will be equal to the number of shares subject to the options tendered by the option holder and accepted for exchange by us.

     As of November 28, 2001 options to purchase 7,985,596 shares of our common stock were issued and outstanding under our 1996 equity compensation plan, of which 1,164,581 were eligible to participate in this offer.

                                    THE OFFER

1.   NUMBER OF OPTIONS; EXPIRATION DATE.

     We are offering to exchange new options to purchase common stock in return for all eligible outstanding options that are properly tendered and not validly withdrawn as described in section 4 beginning on page 16 before the expiration date, as discussed in more detail below. Except as described below, all unexercised options covered under our 1996 equity compensation plan that have an exercise price of $2.21 or more are eligible to be exchanged in the offer.

     You may only tender options for all of the shares of common stock subject to an individual grant. This means that if you decide to tender any options subject to a specific grant, you must tender all of the outstanding options subject to that grant. If you attempt to tender options for part of a specific grant, but not all outstanding options for that grant, your tender of that grant will be rejected. If you properly tender other grants, however, your tender of the other grants may be accepted. If you choose to tender any option grant, you must also tender all option grants received after June 28, 2001, even if the option grants have an exercise price below $2.21. If you attempt to tender some of your options, but do not include all of the options granted to you after June 28, 2001, your entire tender will be rejected.

     If your options are properly tendered and accepted for exchange, you will be entitled to receive new options to purchase the number of shares of our common stock which is equal to the number of shares subject to the options that you tendered, subject to adjustments for any stock splits, stock dividends and similar events.

     All new options will be subject to the terms of our 1996 equity compensation plan and a new stock option agreement to be entered into between us and you.

     IF YOU ARE NOT AN EMPLOYEE OF TUCOWS OR ONE OF OUR SUBSIDIARIES FROM THE DATE YOU TENDER OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS OR OTHER CONSIDERATION IN EXCHANGE FOR YOUR TENDERED OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE. THIS MEANS THAT IF YOU DIE OR QUIT OR YOUR EMPLOYMENT IS TERMINATED FOR ANY REASON BEFORE THE DATE WE GRANT THE NEW OPTIONS YOU WILL NOT RECEIVE ANYTHING FOR THE ELIGIBLE OPTIONS THAT YOU TENDERED AND WE CANCELED.

     Special considerations may apply to employees located outside of the United States or Canada. In some countries, the application of local taxation rules may have an impact upon the re-grant. If you are an employee outside of the United States or Canada, we recommend that you consult with your own tax advisor to determine the tax consequences of the offer under the laws of the country in which you live and work.

     We are also reserving the right, if there is a merger, acquisition or similar transaction, after the expiration date to take any actions we consider necessary or appropriate to complete a transaction that our board of directors believes is in the best interest of Tucows and our shareholders. This could include terminating your right to receive replacement options under this offer. If we were to terminate the right to receive replacement options under this offer because of a merger, acquisition or similar transaction, employees who have tendered options for cancellation in this offer would not receive options to purchase securities of the acquiror or any other consideration for their tendered options.

     We presently have no plans or proposals that relate to or would result in an acquisition of Tucows. Section 2 beginning on page 13 describes our future plans.

     The expiration date of the offer is 5:00 p.m., Eastern Time, on December 28, 2001, unless and until we, in our discretion, have extended the period of time during which the offer will remain open. In that case, the term expiration date refers to the latest time and date at which the offer, as so extended, expires. Section 14 beginning on page 33 describes our rights to extend, delay, terminate and amend the offer.

     For purposes of the offer, a business day is any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

2.   PURPOSE OF THE OFFER.

     We issued or assumed the options outstanding under the 1996 equity compensation plan for the following purposes:

     o to attract and retain employees, consultants and advisors of outstanding ability;

     o to motivate these persons, by means of performance-related incentives, to achieve long-range performance goals; and

     o to enable these persons to participate in the long-term growth and financial success of Tucows.

     Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. By making this offer to exchange outstanding options for new options that will have an exercise price equal to the market value of our common stock on the grant date, we intend to provide our employees with the benefit of owning options that over time may have a greater potential to increase in value and create better performance incentives for employees and maximize shareholder value.

     Because of the large number of options eligible for this offer to exchange, a total re-grant of new options without cancellation of the options they are meant to replace would significantly reduce the percentage interests of the holders of our outstanding shares if all options were exercised and would also reduce our earnings per share. We also have a limited pool of options available under the 1996 equity compensation plan, and we must conserve our currently available options for new employees and ongoing grants.

     Except as otherwise disclosed in this offer to exchange or in our filings with the Securities and Exchange Commission, we presently have no plans or proposals that relate to or would result in:

     o an extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

     o any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

     o any material change in our present dividend rate or policy, or our indebtedness or capitalization;

     o any change in our present board of directors or management, including any plans or proposals to change the number or term of directors or to fill any existing board vacancies or to change any material terms of any executive officer's employment contract;

     o    any other material change in our corporate structure or business;

     o our common stock not being authorized for quotation in an automated quotation system operated by a national securities association;

     o our common stock becoming eligible for termination of registration under section 12(g)(4) of the Securities Exchange Act of 1934, as amended;

     o the suspension of our obligation to file reports pursuant to section 15(d) of the Securities Exchange Act;

     o the acquisition by any person of additional securities of ours or the disposition of any material amount of our securities; or

     o any change in our articles of incorporation or bylaws, or any actions which may impede the acquisition of control of us.

     Neither we nor our board of directors makes any recommendation as to whether you should tender your options, nor have we authorized any person to make any such recommendation. The new options may have a higher exercise price than some or all of your current options. You are urged to evaluate carefully all of the information in this offer to exchange and to consult your own investment and tax advisors.

     We understand that this will be a challenging decision for all employees. The program does carry considerable risk, and there are no guarantees of our future stock performance. The decision to participate must be each individual employee's personal decision, and it will depend largely on each employee's assessment of the employee's existing stock option package and assumptions about the future overall economic environment, our stock price and our business.

3.   PROCEDURES FOR TENDERING OPTIONS.

     PROPER TENDER OF OPTIONS.

     To validly tender your options in the offer, you must properly complete, sign and deliver to us the election form, or a facsimile of the election form, and any other required documents. Please follow the instructions in the election form carefully. We will only accept a signed paper copy or a facsimile copy of your election form and any other required documents. We will not accept delivery by e-mail. We must receive all of the required documents at Tucows Inc., 96 Mowat Avenue, Toronto, ON, M6K 3M1, Canada, Attention: Brenda Lazare (facsimile:
(416) 531-1257), before the expiration date. Your new options will be granted on or promptly after the first trading day that is at least six months and one day after the date on which we accept and cancel eligible options tendered for exchange in the offer. If we accept and cancel eligible options tendered for exchange in the offer on December 28, 2001, the new grant will be made on or promptly after June 29, 2002 but no later than July 5, 2002.

     THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING THE ELECTION FORM AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE TENDERING OPTION HOLDER. IF DELIVERY IS BY MAIL, WE RECOMMEND THAT YOU USE REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY. YOUR OPTIONS WILL NOT BE CONSIDERED TENDERED UNTIL WE RECEIVE ALL REQUIRED DOCUMENTS. WE WILL NOT ACCEPT DELIVERY BY E-MAIL.

     DETERMINATION OF VALIDITY; REJECTION OF OPTIONS; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS.

     We will determine, in our discretion, all questions as to form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any tender of options. Our determination of these matters will be final and binding on all parties. We may reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we expect to accept all properly and timely tendered options that are not validly withdrawn. We may also waive any of the conditions of the offer or any defect or irregularity in any tender of any particular options or any particular option holder. No tender of options will be considered to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, and no one will be liable for failing to give notice of any defects or irregularities.

     OUR ACCEPTANCE CONSTITUTES AN AGREEMENT.

     Your tender of options under the procedures described above constitutes your acceptance of the terms and conditions of the offer. OUR ACCEPTANCE FOR EXCHANGE OF OPTIONS TENDERED BY YOU IN THE OFFER WILL CONSTITUTE A BINDING AGREEMENT BETWEEN US AND YOU UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THE OFFER.

4.   WITHDRAWAL RIGHTS.

     You may only withdraw your tendered options in the manner described in this section 4.

     You may withdraw your tendered options at any time before 5:00 p.m.. Eastern Time, on the expiration date. If we extend the offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of the offer. Once you have withdrawn your options, you may not retender them.

     To validly withdraw the options you have elected to exchange, you must deliver to us at the following address a written notice of withdrawal, with the required information, while you still have the right to withdraw your options.

                          Attention: Brenda Lazare
                          Tucows Inc.
                          96 Mowat Avenue
                          Toronto, ON M6K 3M1
                          Canada
                          Facsimile: (416) 531-1257

     The notice of withdrawal must specify your name, the grant date, exercise price and the number of options subject to the option to be withdrawn. You may withdraw all of the options you have elected to exchange, or, if you have elected to exchange options covered by more than one option grant, you may withdraw all of the options covered by a particular grant without withdrawing any of the options covered by other grants. You may not withdraw only a portion of a particular option grant. You must execute the notice of withdrawal exactly as your name appears on the stock option agreement(s) evidencing the options. If the signature on the notice of withdrawal is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of that person to act in that capacity must be indicated on the notice of withdrawal.

     Neither we nor any other person is obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will anyone incur any liability for failure to give any notice of defects or irregularities. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination of these matters will be final and binding.

5.   ACCEPTANCE OF OPTIONS FOR EXCHANGE AND ISSUANCE OF NEW OPTIONS.

     Upon the terms and subject to the conditions of this offer and as promptly as practicable following the expiration date, we expect to accept for exchange and cancel options properly tendered and not validly withdrawn before the expiration date. If we cancel options accepted for exchange, you will be granted new options on or promptly after the first trading day that is at least six months and one day after the date on which we accept and cancel eligible options tendered for exchange in the offer, but no later than July 5, 2002. If the offer is extended, then the grant date of the new options will also be extended. If we were to grant the new options on any date which is earlier than six months and one day after the date we cancel the options tendered for exchange, we would be required for financial reporting purposes to record a variable compensation expense against our earnings.

     We intend to continue to review the option grants of all employees periodically as part of our normal compensation program. As a result of this review, we may decide to grant you additional options. If we accept and cancel the options you tender in the offer, the grant date and the pricing of any additional options that we may decide to grant to you will be deferred until a date that is at least six months and one day from the expiration of this offer in order for us to avoid incurring compensation expense against our earnings because of accounting rules that could apply to these interim option grants as a result of the offer. The compensation committee of our board of directors does not plan to grant any additional options until after that date, including additional grants to employees who do not elect to participate in this offer. However, the compensation committee reserves the right to decide to grant additional options on a case-by-case basis during this period.

     Your new options will entitle you to purchase a number of shares of our common stock which is equal to the number of shares subject to the options or portion thereof you tender, subject to adjustments for any stock splits, stock dividends and similar events.

     PLEASE NOTE THAT IF YOU ARE NOT AN EMPLOYEE OF TUCOWS OR ONE OF OUR SUBSIDIARIES FROM THE DATE YOU TENDER OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS OR OTHER CONSIDERATION IN EXCHANGE FOR YOUR TENDERED OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE. Certain employee leaves of absence that we approve in advance will be treated as continued employment.

     You are not required to accept the offer. If you elect to exchange any eligible options, you may elect to exchange one option grant in its entirety and not elect to exchange another. You may not elect to exchange less than all of a particular outstanding option grant. In addition, if you elect to tender any eligible option grant, you will be required to tender all unexercised option grants that you have received during the six months immediately before the date we accept options for exchange. In other words, if you attempt to tender some of your eligible options but do not include all of the options granted to you after June 28, 2001 even if those option grants have an exercise price below $2.21, your entire tender will be rejected. If we allowed employees to keep options granted within six months of the option cancellation, we would suffer significant adverse accounting consequences, which would prevent us from offering the program.

     We will be treated as having accepted for exchange options that are validly tendered and not properly withdrawn, if and when we give oral or written notice to the option holders of our acceptance for exchange of those options. We may give this notice by press release. Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept promptly after the expiration date all properly tendered options that are not validly withdrawn. After we accept tendered options for exchange, we will send each tendering option holder a letter indicating the number of shares subject to the options that we have accepted for exchange, the corresponding number of shares that will be subject to the new options and the expected grant date of the new options.

     If we are acquired before expiration of the offer, you may withdraw the options you have elected to exchange and keep the rights you have under the existing agreements evidencing those options.

     If we are acquired after your options have been accepted and canceled but before the replacement grant date of the new options, the acquiring corporation may honor our obligation to grant new options. If that occurs, the replacement options would be granted on the replacement grant date, but they would be options to purchase shares of the acquiring corporation. For example, if we were acquired in a merger, the number of shares subject to your new option for shares of the acquiring corporation would be equal to the number of our shares that you would have received, multiplied by the exchange ratio that was used in the merger, and the exercise price would be equal to the market price of the acquiring corporation's stock on the replacement grant date.

     We are, however, also reserving the right, if there is a merger, acquisition or similar transaction after the expiration date, to take any actions we consider necessary or appropriate to complete a transaction that our board of directors believes is in the best interest of our company and our shareholders. This could include terminating your right to receive replacement options under this offer to exchange. IF WE WERE TO TERMINATE YOUR RIGHT TO RECEIVE REPLACEMENT OPTIONS UNDER THIS OFFER BECAUSE OF A MERGER, ACQUISITION OR SIMILAR TRANSACTION, EMPLOYEES WHO HAVE TENDERED OPTIONS FOR CANCELLATION IN THIS OFFER WOULD NOT RECEIVE OPTIONS TO PURCHASE SECURITIES OF THE ACQUIROR OR ANY OTHER CONSIDERATION FOR THEIR TENDERED OPTIONS. We presently have no plans or proposals that relate to or would result in an acquisition of Tucows. Section 2 beginning on page 13 describes our future plans.

     If we are acquired after the grant of the new options, then those options may be assumed or replaced by the acquiring corporation, in which case they would continue to vest in accordance with their terms. If the new options are not assumed or replaced by the acquiring corporation, the options would accelerate and become exercisable for all of the option shares immediately before the acquisition and then will terminate immediately thereafter.

6.   CONDITIONS OF THE OFFER.

     We are not required to accept any options tendered for exchange. We may terminate or amend the offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Securities Exchange Act, if at any time on or after November 28, 2001 and before the expiration date, we determine that any of the following events has occurred and, in our reasonable judgment the occurrence of the event makes it inadvisable for us to proceed with the offer or to accept and cancel options tendered for exchange:

     o any threatened, instituted or pending action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the offer, the acquisition of some or all of the tendered options under the offer, the issuance of new options, or otherwise relates in any manner to the offer or that, in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of Tucows or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the benefits that we believe we will receive from the offer;

     o any action is threatened, pending or taken, or any approval is withheld, or any statute, rule, regulation, judgment, order or injunction is threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

          o make the acceptance for exchange of, or issuance of new options for, some or all of the tendered options illegal or otherwise restrict or prohibit consummation of the offer or otherwise relates in any manner to the offer;

          o delay or restrict our ability, or render us unable, to accept for exchange, or issue new options for, some or all of the tendered options;

          o materially impair the benefits that we believe we will receive from the offer; or

          o materially and adversely affect the business, condition (financial or other), income, operations or prospects of Tucows or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries;

     o    there shall have occurred:

          o any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

          o the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or Canada, whether or not mandatory;

          o the commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States or Canada;

          o any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that in our reasonable judgment might affect, the extension of credit by banks or other lending institutions in the United States or Canada;

          o any significant decrease in the market price of the shares of our common stock or any change in the general political, market, economic or financial conditions in the United States, Canada or abroad that could, in our reasonable judgment, have a material adverse effect on the business, condition (financial or other), operations or prospects of Tucows or our subsidiaries or on the trading in our common stock;

          o any change in the general political, market, economic or financial conditions in the United States, Canada or abroad that could have a material adverse effect on the business, condition (financial or other), income, operations or prospects of Tucows or our subsidiaries or that, in our reasonable judgment, makes it inadvisable to proceed with the offer;

          o in the case of any of the foregoing existing at the time of the commencement of the offer, a material acceleration or worsening thereof; or

          o any decline in either the Dow Jones Industrial Average or the Standard and Poor's Index of 500 Companies by an amount in excess of 10% measured during any time period after the close of business on November 28, 2001;

     o any change in generally accepted accounting standards which could or would require us for financial reporting purposes to record compensation expense against our earnings because of the offer;

     o a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, is proposed, announced or made by another person or entity or is publicly disclosed; or we shall have learned that:

          o any person, entity or group, within the meaning of section 13(d)(3) of the Securities Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before November 28, 2001;

          o    any such person, entity or group that has filed a Schedule 13D or
               Schedule 13G with the SEC on or before November 28, 2001 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

          o any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of the assets or securities of us or any of our subsidiaries; or

     o any change or changes occurs in our business, condition (financial or other), assets, income, operations, prospects or stock ownership or in that of our subsidiaries that, in our reasonable judgment, is or may be material to us or our subsidiaries or materially impairs or may materially impair the benefits that we believe we will receive from the offer.

     If we terminate the offer, we will return to you the options tendered promptly after termination or withdrawal of the offer.

     The conditions to the offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the expiration date. We may waive them, in whole or in part, at any time or times before the expiration date, in our discretion. Our failure at any time to exercise any of these rights will not be considered a waiver of any of those rights. The waiver of any of these rights with respect to particular facts and circumstances is not a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this section 6 will be final and binding upon everyone to whom this offer has been extended.

     7. PRICE RANGE OF COMMON STOCK UNDERLYING THE OPTIONS.

     Before June 21, 2001, shares of our common stock were traded on the Nasdaq SmallCap Market. As of June 21, 2001, our common stock has been quoted on the OTC Bulletin Board maintained by Nasdaq. Since September 4, 2001, our common stock has been quoted under the symbol "TCOW". Before that date, our common stock was quoted under the symbol "INFO". The following table shows, for the periods indicated, the high and low closing sales prices per share of our common stock as reported by the Nasdaq SmallCap Market or the OTC Bulletin Board maintained by Nasdaq.

        QUARTER ENDED                      HIGH ($)        LOW ($)
        -------------                      --------        -------

        September 30, 2001                   0.980          0.300
        June 30, 2001                        1.000          0.400
        March 31, 2001                       1.250          0.531
        December 31, 2000                    2.250          0.563
        September 30, 2000                   4.750          2.125
        June 30, 2000                        7.688          3.875
        March 31, 2000                      15.938          6.875
        December 31, 1999                    9.250          4.375

     Please note that the merger of Tucows Delaware and Infonautics occurred on August 28, 2001 and our capital structure was significantly changed. The information reported before this time may not be representative of Tucows Delaware's past performance history.

     On November 27, 2001, the closing price of our common stock, as reported by the OTC Bulletin Board maintained by Nasdaq, was $0.47 per share.

     Our stock price has been, and in the future may be, highly volatile and could continue to decline. The trading price of our common stock has fluctuated widely in the past and is expected to continue to do so in the future, because of a number of factors, many of which are outside our control. The new options will be granted on or promptly after the first trading day that is at least six months and one day after the date on which we accept and cancel eligible options tendered for exchange. The exercise price of the new options will be the last reported sale price of our common stock reported on the OTC Bulletin Board maintained by Nasdaq or any other securities quotation system or exchange on which our common stock is then quoted or listed on the date of grant. The exercise price of the new options may be higher than the exercise price of the options you have elected to exchange. In addition, our common stock may never trade at a price above the exercise price of the new options. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO ELECT TO EXCHANGE YOUR OPTIONS.

8.   SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS.

     CONSIDERATION.

     We will grant new options to purchase common stock under the 1996 equity compensation plan in exchange for outstanding eligible options properly tendered and accepted for exchange by us. The number of shares of common stock subject to new options to be granted to each option holder will be equal to the number of shares subject to the options tendered by the option holder and accepted for exchange, subject to adjustments for any stock splits, stock dividends and similar events. If we receive and accept tenders of all outstanding eligible options, we expect to grant new options to purchase a total of 1,164,581 shares of our common stock.

     TERMS OF NEW OPTIONS.

     The new options will be issued under the 1996 equity compensation plan and a new stock option agreement to be entered into between you and us. You will receive the new stock option agreement when the new options are granted. The new stock option agreement will be substantially the same as the form option agreement attached as exhibit (d)(2) to the Tender Offer Statement on Schedule TO that we filed with the SEC. Except for the exercise price, term and other terms specified in the offer, the terms and conditions of the new options will be substantially the same as the terms and conditions of the options tendered for exchange.

     The issuance of new options under this offer will not create any contractual or other right of the recipients to receive any future grants of stock options or benefits instead of stock options or any right of continued employment.

     The following description of the amended and restated 1996 equity compensation plan and the new stock option agreement to which each new option will be subject is only a summary, and may not be complete. For complete information please refer to the copies of the 1996 equity compensation plan and the stock option agreement that have been filed with the SEC as exhibits to the Tender Offer Statement on Schedule TO. You may also contact us at Tucows via e-mail at blazare@tucows.com or by mail to Tucows Inc., 96 Mowat Avenue, Toronto, ON, M6K 3M1, Canada, Attention: Brenda Lazare to request copies of the 1996 equity compensation plan or the form of the new option agreement, which we will provide at our expense.

     GENERAL INFORMATION. An aggregate of 10,000,000 shares of our common stock may be awarded under the 1996 equity compensation plan. This number may be increased only by a resolution adopted by our board of directors and approved by our shareholders, as required under applicable state law. The maximum number of shares subject to options that may be awarded to one person in any twelve month period under the 1996 equity compensation plan is 250,000.

     The 1996 equity compensation plan permits the granting of options intended to qualify as incentive stock options under the Internal Revenue Code and the granting of options that do not qualify as incentive stock options. If you are a resident of the United States and the options you tender were intended to be incentive stock options, your new options will be granted as incentive stock options to the extent they qualify under the Internal Revenue Code.
If you are a resident of the United States and the options you tender for exchange were not intended as incentive stock options, your new options will not be incentive stock options.

     For options to qualify as incentive stock options, the value of the shares subject to options that first become exercisable by the option holder in any calendar year cannot exceed $100,000. The value of the shares subject to options is measured on the date the options are granted. The excess options are considered to be nonqualified stock options. For more information related to the possible U.S. federal income tax consequences if you exchange any options under this offer, see section 13 beginning on page 29.

     Special considerations may apply to employees located outside of the United States or Canada. In some countries, the application of local taxation rules may have an impact upon the re-grant. If you are an employee outside of the United States or Canada, we recommend that you consult with your own tax advisor to determine the tax consequences of the offer under the laws of the country in which you live and work.

     The 1996 equity compensation plan also permits the grant of stock appreciation rights, restricted stock and performance units.

     ADMINISTRATION. The 1996 equity compensation plan is administered by the compensation committee of our board of directors which consists of two or more directors who are not employees. Subject to the provisions of the 1996 equity compensation plan, the compensation committee is authorized and empowered to do all things necessary or desirable to administer the 1996 equity compensation plan, including:

     o construing and interpreting the 1996 equity compensation plan and any stock option agreement entered into under it;

     o    determining the fair market value of stock to be issued;

     o    selecting persons to whom options may be granted;

     o determining whether any option granted under the 1996 equity compensation plan is intended as an incentive stock option or not;

     o determining the number of shares to be subject to an option granted and the exercise price of any option granted;

     o determining the terms and conditions of any option granted under the 1996 equity compensation plan and approving the form of stock option agreements to be entered into;

     o amending the vesting period of an option granted under the 1996 equity compensation plan;

     o    authorizing and implementing amendments to stock option agreements;
          and

     o establishing policies and procedures for the exercise of options granted under the 1996 equity compensation plan.

     The compensation committee may delegate the authority to enter into stock option agreements evidencing options granted under the 1996 equity compensation plan to officers of Tucows, as long as any the stock option agreement is consistent with the terms and conditions of the 1996 equity compensation plan.

     EXERCISE AND TERMINATION OF OPTIONS. The terms and conditions applicable to the exercise of options and the events or occurrences which may trigger the acceleration, termination or forfeiture of the new options under the 1996 equity compensation plan are set forth in the 1996 equity compensation plan and the new stock option agreement. The new stock option agreement will be substantially the same as the form option agreement attached as exhibit (d)(2) to the Tender Offer Statement on Schedule TO that we filed with the SEC.

     TERM. Subject to terms in the new stock option agreement and the 1996 equity compensation plan providing for earlier termination of the option, your new options will terminate on the tenth anniversary of the date of grant. Terms of your new stock option agreement providing for termination of your options include termination of your options within specified periods of time after termination of your employment and your death.

     No awards may be made under the 1996 equity compensation plan after April 28, 2006. All outstanding options under the 1996 equity compensation plan that remain unexercised on April 28, 2006 will expire on that date.

     EXERCISE PRICE. The exercise price of the new options to be granted in the offer will be equal to the last reported sale price of our common stock on the OTC Bulletin Board maintained by Nasdaq or any other securities quotation system or exchange on which our common stock is then quoted or listed on the date of grant. BECAUSE WE WILL NOT GRANT NEW OPTIONS UNTIL AT LEAST SIX MONTHS AND ONE DAY AFTER THE DATE WE CANCEL TENDERED OPTIONS ACCEPTED FOR EXCHANGE, THE NEW OPTIONS MAY HAVE A HIGHER EXERCISE PRICE THAN SOME OR ALL OF YOUR CURRENT OPTIONS. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO TENDER YOUR OPTIONS.

     VESTING AND EXERCISE. The compensation committee has the authority to determine at what time or times each option may be exercised and the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. The exercisability of options may be accelerated by the compensation committee.

     The new options will have a vesting schedule designed to approximate the vesting schedule of the tendered options such that the number of shares for which the tendered options would have been exercisable as of the date of grant of the new options, if the tendered options had not been tendered, will be immediately exercisable. Shares will then become exercisable at the intervals and in the amounts shares would have become exercisable under the tendered options, if the tendered options had not been tendered.

     Vesting of the new options will immediately cease upon termination of your employment with us.

     PAYMENT OF EXERCISE PRICE. You may exercise the new options, in whole or in part, by delivery of a written notice to us which is accompanied by payment in full of the applicable exercise price. Payment of the option exercise price for the new options may be made by delivery of cash, shares of our common stock owned by you, or in any other manner permitted by our board of directors.

     AMENDMENT AND TERMINATION OF THE 1996 EQUITY COMPENSATION PLAN. Our board may amend or terminate the 1996 equity compensation plan at any time and in any manner, subject to certain restrictions.

     NO SHAREHOLDER RIGHTS AND EMPLOYMENT RIGHTS. A participant in the 1996 equity compensation plan has no shareholder rights in the shares of our common stock subject to his outstanding option grants until the shares are purchased under the terms of the 1996 equity compensation plan and the stock option agreement evidencing the option. Nothing in the 1996 equity compensation plan confers upon the participant any right to continue in our employ.

     REGISTRATION OF OPTION SHARES. All shares of common stock issuable upon exercise of options under the 1996 equity compensation plan, including the shares that will be issuable upon exercise of all new options to be granted under the offer, have been registered under the Securities Act of 1933 on a registration statement on Form S-8 filed with the SEC. Unless you are one of our affiliates, you will be able to sell your shares of our common stock issuable upon exercise of your options free of any transfer restrictions under applicable securities laws.

     TAX CONSEQUENCES. You should refer to section 13 beginning on page 29 for a discussion of the U.S. federal income tax consequences and the Canadian income tax consequences of accepting or rejecting the new options under this offer to exchange.

     Special considerations may apply to employees located outside of the United States or Canada. In some countries, the application of local taxation rules may have an impact upon the re-grant. If you are an employee outside of the United States or Canada, we recommend that you consult with your own tax advisor to determine the tax consequences of the offer under the laws of the country in which you live and work.

9.   INFORMATION CONCERNING TUCOWS.

     The description of our business in the registration statement on Form S-4 (File No. 333-60306) filed with the SEC on August 2, 2001 under Rule 424 of the Securities Act is incorporated herein by reference.

     FINANCIAL INFORMATION. The audited financial statements as of December 31, 2000 and December 31, 1999 of Infonautics, Inc. are incorporated by reference to our annual report on Form 10-K for the year ended December 31, 2000. The audited financial statements of Tucows Division of Tucows Interactive Limited and the audited financial statements of Tucows Delaware are incorporated by reference to the registration statement on Form S-4 (File No. 333-60306) filed with the SEC on August 2, 2001 under Rule 424 of the Securities Act. The selected consolidated financial data as of and for the three months ended September 30, 2001, is incorporated by reference to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2001.

     The book value per share as of September 30, 2001 was $0.01.

     See section 16 beginning on page 34 for instructions on how you can obtain copies of our SEC reports that contain the information incorporated by reference herein.

10. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS.

     Members of our board of directors who are not employees of Tucows are not eligible to participate in the offer.

     A list of our directors and executive officers is attached to this offer to exchange as schedule A. As of November 28, 2001, our executive officers and directors as a group beneficially owned options eligible for exchange under the offer and outstanding under the 1996 equity compensation plan to purchase a total of 3,789,234 shares of our common stock, which represented approximately 47% of the shares subject to all options outstanding under the 1996 equity compensation plan as of that date.

     To our knowledge, there have been no transactions in options to purchase our common stock or in our common stock which were effected during the past 60 days by Tucows or, to our knowledge, by any executive officer, director, affiliate or subsidiary of Tucows.

11. STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER.

     All options we acquire in the offer will be canceled. These options will, after the cancellation, be available for re-grant or issuance under the 1996 equity compensation plan and may fund part of the share reserve under the 1996 equity compensation plan necessary to carry out the exchange that is the subject of this offer. To the extent those shares exceed the reserve necessary for issuance upon exercise of the new options to be granted in the offer, those excess shares will be available for future awards to employees and other eligible plan participants.

     Beginning in 1998, the Financial Accounting Standards Board required companies that reprice options to account for them in a manner that would reduce their reported earnings on an ongoing basis. If we repriced our existing options, we would have to account for them in a way that results in variable accounting, which could require us to record additional compensation expense each quarter until the repriced options are exercised, canceled or expired.

     Because of these adverse accounting consequences, we decided against repricing our options and instead decided to offer our eligible option holders this offer to exchange. If we were to grant any options to a tendering option holder before the date which is at least six months and one day after the expiration of this offer, our grant of those options would be treated for financial reporting purposes as a variable award to the extent that the number of shares subject to the newly granted options is equal to or less than the number of the option holder's option shares tendered for exchange. Under these circumstances, we would be required to record as compensation expense the amount by which the market value of the shares subject to the newly granted options exceeds the exercise price of those shares. This compensation expense would accrue as a variable accounting charge to our earnings over the period when the newly granted options are outstanding. We would have to adjust this compensation expense periodically during the option term based on increases or decreases in the market value of the shares subject to the newly granted options.

     We intend to continue to review the option grants of all employees periodically as part of our normal compensation program. As a result of this review, we may decide to grant you additional options. If we accept and cancel the options you tender in the offer, however, the grant date and the pricing of any additional options that we may decide to grant to you will be deferred until at least six months and one day from the expiration of this offer. If we granted new, additional options to you in that period, the accounting rules would treat them as granted in exchange for the surrendered grant, and we would be subject to the variable accounting rules described above. As a result, the compensation committee of our board of directors does not plan to grant any additional options until after that date, including additional grants to employees who do not elect to participate in this offer.

     The compensation committee reserves the right to decide to grant additional options to employees on a case-by-case basis during this period.

12.  LEGAL MATTERS; REGULATORY APPROVALS.

     We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of new options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated in this offer. Should any approval or other action be required, we presently contemplate that we will seek the approval or take the other action. We are unable to predict whether we may be required to delay the acceptance of options for exchange pending the outcome of any such matter. We cannot assure you that any approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any approval or other action might not result in adverse consequences to our business. Our obligation under the offer to accept tendered options for exchange and to issue new options for tendered options is subject to conditions, including the conditions described in section 1 beginning on page 12 and section 6 beginning on page 18.

13. MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES; MATERIAL CANADIAN FEDERAL INCOME TAX CONSIDERATIONS.

     MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

     The following is a general summary of the material U.S. federal income tax consequences of the exchange of options under the offer. This discussion is based on the Internal Revenue Code, its legislative history, Treasury regulations and administrative and judicial interpretations as of the date of the offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

     This discussion is limited to employees who are United States citizens and are employed in the United States and who hold options, purchase rights and shares of common stock as capital assets. There may be different tax consequences under certain circumstances, and there may be federal gift and estate tax consequences and state, local and other tax consequences.

     EXCHANGE OF OPTIONS.

     We believe that the exchange of options in the offer will be treated as a non-taxable exchange. In other words, if you exchange outstanding stock options for new options, you will not be required to recognize income for U.S. federal income tax purposes at the time of the exchange.

     GRANT OF NEW OPTIONS AND EXERCISE OF NEW OPTIONS.

     Options granted under the 1996 equity compensation plan may be either incentive stock options that satisfy the requirements of section 422 of the Internal Revenue Code or nonqualified stock options that are not intended to meet these requirements. The federal income tax treatment for the two types of options differ.

     INCENTIVE STOCK OPTIONS. If the options you tender were intended to be incentive stock options, your new options will be granted as incentive stock options to the extent they qualify under the Internal Revenue Code. Under current law, for options to qualify as incentive stock options, the value of the shares subject to options that first become exercisable by the option holder in any calendar year cannot exceed $100,000. The value of the shares subject to options is measured on the date the options are granted. The excess options are considered to be nonqualified stock options.

     There are no federal income tax consequences to you or to Tucows upon the grant of an incentive stock option. In addition, you will not have federal taxable income upon the exercise of an incentive stock option. For purposes of the alternative minimum tax, however, in the year in which you exercise an incentive stock option, the amount by which the fair market value of the shares acquired upon exercise exceeds the amount you pay for the shares will be included in your alternative minimum taxable income.

     You will have taxable income when you sell shares of common stock acquired through the exercise of an incentive stock option. The type and amount of your taxes will depend upon when you sell the shares. If you sell the shares acquired through the exercise of an incentive stock option after the statutory holding period, which is the later of two years from the date the incentive stock option was granted and one year from the date you exercised the incentive stock option and purchased shares, you will recognize capital gain or loss equal to the difference between the amount you receive from the sale and the amount you paid for the shares.

     If you sell shares acquired through the exercise of an incentive stock option before the end of the statutory holding period, however, you will have taxable ordinary income in an amount equal to the difference between the fair market value of the shares when you purchased them (or if less, the amount you receive upon the sale of the shares) and the amount you paid for the shares. In addition, any gain you receive from the sale of shares that exceeds the amount of your taxable ordinary income from the sale of the shares will be long-term or short-term capital gain, depending upon the length of time you held your shares before the sale and other factors.

     We do not believe that the offer will change any of the terms of your eligible incentive stock options which you do not tender in the offer. However, the IRS may characterize the offer as a modification of those incentive stock options, even if you decline the offer. The effect of a successful assertion by the IRS that your incentive stock options were modified depends on whether the exercise price of your exercisable incentive stock options is equal to, higher or lower than the price of our stock on November 28, 2001.

     If your options were treated as having been modified by the IRS and the exercise price per share is equal to or higher than the price of our common stock on November 28, 2001:

     o the offer would extend the period you would have to hold the shares purchased under those options to qualify all of the gain on a subsequent sale of those shares as long-term capital gain;

     o that extended holding period for long-term capital gain would require that any taxable sale or other disposition of the shares not take place until the later of two years from the date your incentive stock options were considered to have been modified or one year from the date you exercise those options.

     o a portion of your incentive stock options might be treated as nonqualified stock options upon exercise and affect the amount of other stock options granted to you that may qualify as incentive stock options under the $100,000 calendar year limit discussed above.

     If your options were treated as having been modified by the IRS and the exercise price is lower than the price of our shares of common stock on November 28, 2001, your options would cease to qualify as an incentive stock options.

     While the exchange and cancellation of your incentive stock options will not give rise to any tax consequences, you should refer to the tax discussion below regarding U.S. federal income tax consequences of nonqualified stock options because some of your new options may not qualify as incentive stock options or some of your incentive stock options not tendered may cease to qualify as incentive stock options. In that case your options would be subject to different tax treatment than your eligible options.

     NONQUALIFIED STOCK OPTIONS. If the options you tender were not intended as incentive stock options, your new options will be nonqualified stock options. Under current law, there are no federal income tax consequences to you or to Tucows upon the grant of a nonqualified stock option. When you exercise a nonqualified stock option and purchase shares of common stock, however, you will have taxable income in an amount equal to the fair market value of the shares of common stock at the time of exercise less the amount you paid for the shares. When you sell the shares of common stock acquired through the exercise of a nonqualified stock option at a later date, you will have a capital gain or loss in an amount equal to the difference between the amount you receive from the sale and your basis in the shares. Your basis is the amount you paid for the shares plus the amount of taxable income you had when you exercised the nonqualified stock option. The applicable capital gain tax rate will depend on the length of time you hold the shares and other factors.

     WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR ABOUT THE FEDERAL, STATE AND LOCAL U.S. TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER AND THE TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER IF YOU LIVE OR WORK IN A COUNTRY OTHER THAN THE UNITED STATES.

     IF YOU CHOOSE NOT TO EXCHANGE ALL OF YOUR ELIGIBLE OPTIONS, WE ALSO RECOMMEND THAT YOU CONSULT WITH YOUR OWN TAX ADVISOR TO DETERMINE THE TAX CONSEQUENCES OF THE EXERCISE OF THE ELIGIBLE OPTIONS YOU DO NOT EXCHANGE AND TO THE SUBSEQUENT SALE OF COMMON STOCK PURCHASED UNDER THESE OPTIONS.

     MATERIAL CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

     The following is a general summary of the material Canadian federal income tax considerations of the offer.

     This summary is based upon the current provisions of the Income Tax Act (Canada), the related Income Tax Regulations, all specific proposals to amend the Income Tax Act (Canada) and related regulations publicly announced by or on behalf of the Minister of Finance (Canada) before the date of this offer and the current published administrative practices of the Canada Customs and Revenue Agency. This summary does not take into account or anticipate any other changes in law and does not take into account provincial or territorial tax consequences or the tax laws of a country other than Canada. These Canadian federal income tax laws and regulations apply to employees who are eligible to participate in the offer who are residents of Canada under the Income Tax Act (Canada). We refer to these employees as eligible Canadian employees.

     TENDER OF OPTIONS

     Eligible Canadian employees who tender options in the offer will be considered to have disposed of the eligible options for Canadian tax purposes, and will be required to include in computing income from employment the value of consideration for the disposition of eligible options canceled. Tucows believes that the value of consideration for the disposition of the eligible options will be nil for Canadian tax purposes. However, this valuation will not be binding on the Canada Customs and Revenue Agency.

     GRANT OF NEW OPTIONS AND EXERCISE OF NEW OPTIONS

     There will be no federal income tax consequences to eligible Canadian employees upon the grant of the new options.

     When an eligible Canadian employee acquires shares on the exercise of a new option, the amount, if any, by which the value of the shares at that time exceeds the amount paid to acquire the shares will be deemed to be a benefit received by the eligible Canadian employee and will be included in computing the employee's income. The amount included in the employee's income will also be added in computing the adjusted cost base to the employee of the shares acquired on the exercise of the option, and, generally averaged with the adjusted cost base of other shares of common stock of Tucows held as capital property.

     The eligible Canadian employee will be entitled to deduct one half of the amount included in the employee's income in computing his taxable income provided the shares qualify as prescribed shares for purposes of the Income Tax Act (Canada) at the time of their issue and the exercise price for the shares acquired on exercise of the option is not less than the fair market value of the shares on the date of grant. In general terms, a prescribed share is an ordinary common share where neither Tucows nor certain persons related to Tucows has a right or obligation to redeem, acquire or cancel the share and there is no reasonable expectation that Tucows will redeem or acquire the share within two years of its issue.

     In general, a disposition of shares by an eligible Canadian employee who holds the shares as capital property will give rise to a capital gain or capital loss as follows:

     o to the extent that the proceeds of disposition, net of any reasonable costs of disposition, exceed the adjusted cost base of the shares to the employee, the employee will have a capital gain; and

     o to the extent that the proceeds of disposition, net of any reasonable costs of disposition, are exceeded by the adjusted cost base of the shares to the employee, the employee will have a capital loss.

     Generally, one half of any capital gain will be included in computing the eligible Canadian employee's income for the year of disposition, and the eligible Canadian employee may normally deduct one half of any capital loss for the year of disposition or preceding or future years to the extent of taxable capital gains.

     WE STRONGLY RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

14.  EXTENSION OF OFFER; TERMINATION; AMENDMENT.

     We may extend the period of time during which the offer is open and delay accepting any options tendered to us by publicly announcing the extension and giving oral or written notice of the extension to the option holders and making a public announcement of the extension. If the offer is extended, then the grant date of the new options will also be extended.

     We also expressly reserve the right, in our reasonable judgment, before the expiration date to terminate or amend the offer and to postpone our acceptance and cancellation of any options tendered for exchange upon the occurrence of any of the conditions specified in section 6 beginning on page 18, by giving oral or written notice of the termination or postponement to the option holders and making a public announcement of the termination or postponement. OUR RESERVATION OF THE RIGHT TO DELAY OUR ACCEPTANCE AND CANCELLATION OF OPTIONS TENDERED FOR EXCHANGE IS LIMITED BY RULE 13e-4(f)(5) UNDER THE SECURITIES EXCHANGE ACT, WHICH REQUIRES THAT WE MUST PAY THE CONSIDERATION OFFERED OR RETURN THE OPTIONS TENDERED PROMPTLY AFTER TERMINATION OR WITHDRAWAL OF A TENDER OFFER.

     Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event specified in section 6 has occurred or is considered by us to have occurred, to amend the offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the offer to option holders or by decreasing or increasing the number of options being sought in the offer.

     Amendments to the offer may be made at any time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 9:00 a.m., Eastern Time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement made under the offer will be disseminated promptly to option holders in a manner reasonably designed to inform option holders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any public announcement other than by making a press release to the Dow Jones News Service.

     If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of the changed terms or information.

15.  FEES AND EXPENSES.

     We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of options under this offer to exchange.

16.  ADDITIONAL INFORMATION.

     We have filed with the SEC a Tender Offer Statement on Schedule TO, of which this offer to exchange is a part, with respect to the offer. This offer to exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials which we have filed with the SEC before making a decision on whether to tender your options:

     o The registration statement on Form S-4 filed with the SEC on August 2, 2001 under Rule 424 of the Securities Act of 1933.

     o Our annual report on Form 10-K, as amended, for the year ended December 31, 2000.

     o Our quarterly reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001, and September 30, 2001.

     o Our registration statement on Form S-8 (registering shares to be issued under the 1996 equity compensation plan) filed with the SEC on November 27, 2001.

     These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

             450 Fifth Street, N.W.           500 West Madison Street
             Room 1024                        Suite 1400
             Washington, D.C. 20549           Chicago, Illinois 60661

     You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov.

     We will also provide without charge to each person to whom a copy of this offer to exchange is delivered, upon his written or oral request, a copy of any or all of the documents to which we have referred you, other than exhibits to those documents (unless the exhibits are specifically incorporated by reference into those documents). Requests should be directed to:

                            Attention: Brenda Lazare
                                   Tucows Inc.
                                 96 Mowat Avenue
                               Toronto, ON M6K 3M1
                                     Canada
                            facsimile: (416) 531-1257
                           e-mail: blazare@tucows.com

or by telephoning us at (416) 538-5488 between the hours of 9:00 a.m. and 5:00 p.m., Eastern Time.

     As you read the documents listed in this section 16, you may find some inconsistencies in information from one document to another. Should you find inconsistencies between the documents, or between a document and this offer to exchange, you should rely on the statements made in the most recent document. The information contained in this offer to exchange about Tucows should be read with the information contained in the documents to which we have referred you.

17.  FORWARD LOOKING STATEMENTS; MISCELLANEOUS.

     Certain information contained in this offer is forward-looking information, which is subject to a number of substantial risks and uncertainties. Statements contained in this offer that are not statements of historical fact may be considered to be forward-looking information. Words such as anticipates, believes, could, estimate, expect, intend, may, might, should, will, and would and other forms of these words or similar words are intended to identify forward-looking information. Forward-looking statements are made only as of the date of this offer or as of the date on which they were made. Our actual results could differ materially from those contained in forward-looking statements. Important factors known to us that could cause material differences are discussed under the caption "Risk Factors" in the above mentioned filings. We undertake no obligation to publicly update or revise any forward-looking information, whether as a result of new information, future events or otherwise.

     We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with that law. If, after a good faith effort, we cannot comply with that law, the offer will not be made to, nor will tenders be accepted from or on behalf of, the option holders residing in that jurisdiction.

     WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR OPTIONS UNDER THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS ABOUT THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED ELECTION FORM. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY OTHER INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

                                   SCHEDULE A


     NAME                                  POSITION
     ----                                  --------

     Dennis Bennie                         Director

     Erez Gissin                           Director

     Robert F. Young                       Director

     Tomer Kariv                           Director

     David Van Riper Morris                Director

     Lloyd N. Morrisett                    Director

     Alan Lipton                           Director

     Elliot Noss                           Director, President and Chief
                                           Executive Officer

     Stanley Stern                         Chairman of the Board of
                                           Directors

     Michael Cooperman                     Chief Financial Officer and
                                           Treasurer

     Graham Morris                         Chief Operating Officer

     Supriyo Sen                           Chief Technology Officer

     Ann Elliott                           Vice President Human Resources


     The address of each director and executive officer is c/o Tucows Inc., 96 Mowat Avenue, Toronto, ON, M6K 3M1, Canada.